Exhibit 99.1
NXSTAGE REPORTS RECORD SECOND QUARTER 2010 FINANCIAL RESULTS AND
RAISES REVENUE GUIDANCE FOR 2010
     Highlights:
•	Revenue Increases to $44.0 million, up 21% from Q2’09

•	Home Market Posts Third Straight Quarter of Record Sequential Growth with Revenues of $20.8 million

•	Gross Margin Increases to 31%, up from 24% in Q2’09

•	Company Achieves Positive Cash Flow

•	Company Announces New Strategic Agreement with DaVita in the Home Market
LAWRENCE, Mass., July 23, 2010 — NxStage Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today reported record financial results for the second quarter of 2010 ended June 30, 2010, with total revenue above the top end of its guidance range.
Net revenue for the second quarter of 2010 increased to $44.0 million, an increase of 21 percent when compared with revenue of $36.4 million for the second quarter of 2009. The increase was driven by strong performance across the Company’s three markets: Home, Critical Care and In-Center.
The Company delivered its third straight quarter of record sequential growth in its Home market with revenue of $20.8 million for the second quarter of 2010, representing an increase of 37 percent when compared with revenue of $15.2 million for the second quarter of 2009. Critical Care revenue grew to $6.7 million for the second quarter of 2010, representing an increase of 27 percent when compared with revenues of $5.2 million for the second quarter of 2009. Revenue in the In-Center market, from the Company’s Medisystems business, increased to $16.5 million for the second quarter of 2010.
“Q2 was another great quarter in all respects: we delivered record revenue with all three of our markets outperforming, and Home delivering the strongest growth; achieved positive cash flow; and, continued operational execution across all our markets,” stated Jeffrey H. Burbank, Chief Executive Officer of NxStage Medical. “With a strong first half of the year and continuing momentum, we are increasing our projections for sequential growth in Home and raising our revenue guidance for 2010 to a range of revenues between $170 and $175 million.”
NxStage reported a net loss of $8.3 million, or ($0.17) per share, for the second quarter of 2010 compared with a net loss of $12.5 million, or ($0.27) for the second quarter of 2009.
For the second quarter of 2010, NxStage increased gross margins to 31%, a sequential increase of 200 basis points, and achieved positive cash flow of $1.0 million. The Company had an Adjusted EBITDA loss of $0.2 million, adjusted for stock-based compensation, deferred revenue recognized and other non-recurring expenses, for the second quarter of 2010, compared with an Adjusted EBITDA loss of $3.4 million in the second quarter of 2009. (See the exhibits for a reconciliation of this non-GAAP measure.)
NxStage also announced an amended and restated National Service Provider Agreement with DaVita Inc, the leading home hemodialysis service provider. This Agreement covers the use of NxStage’s products for home hemodialysis in the United States, and is intended to support the continued and collaborative expansion of patient access to home hemodialysis therapy with the System One.
“DaVita has made substantial investments in building its home hemodialysis capabilities over recent years under our previous Agreement, and I believe we have much that we can accomplish as partners in the coming years,” continued Mr. Burbank. “The Agreement includes a performance-based rebate payable in warrants. This is an elegant structure for achieving significant performance targets. To earn value, DaVita has to significantly increase patient access to NxStage home hemodialysis, and our share price must simultaneously increase. We are delighted to have created a unique relationship structure that can create value for both of our businesses as we collaborate to expand patient access to this life-changing therapy.”

Guidance:
For the third quarter of 2010, the Company is forecasting revenue to be within a range of $43 to $45 million. At this revenue level, the Company would expect a net loss in the range of $7.5 to $8.5 million or ($0.15) to ($0.18) per share, and Adjusted EBITDA in the range of $0 to $0.5 million for the third quarter of 2010.
Supported by its strong performance in the first half of 2010, the Company now anticipates revenue for the 2010 fiscal year to be in a range of $170 to $175 million, compared with its prior guidance for revenues to be in a range of $163 to $170 million. The Company is maintaining its guidance for a net loss in the range of $28 to $33 million or ($0.60) to ($0.71) per share, and for Adjusted EBITDA to be in the range of a positive $1 million to a loss of $3.0 million for the 2010 fiscal year. The Company expects to achieve consolidated gross margins of between 33 percent to 37 percent in the fourth quarter of 2010.
This release contains a non-GAAP financial measure. A reconciliation of the Company’s non-GAAP financial measure to its most comparable GAAP financial measure is in the exhibits to this press release.
Conference Call:
NxStage will also host a conference call today at 9:00 a.m. Eastern Time to discuss its second quarter financial results and its new agreement with DaVita. To listen to the conference call, please 800-573-4840 (domestic) or 617-224-4326 (international). The passcode is 72236162. The call will also be webcast LIVE and can be accessed via the investor relations section of the Company’s website at www.nxstage.com/ir.cfm.
A replay of the conference call will be available 3 hours after the start of the call through August 6, 2010. To access the replay dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter passcode 86233006. An online archive of the conference call can be accessed via the investor relations section of the Company’s website at www.nxstage.com/ir.cfm.
About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of ESRD and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at www.nxstage.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company’s products, anticipated operating results, including revenues, loss, gross margin and Adjusted EBITDA numbers, expectations regarding achievement of improved cash flow, and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage’s products, growth in home and/or daily hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and daily hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our major customers, including DaVita Inc., and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the period ended March 31, 2010.
In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.
Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com
Non-GAAP Financial Measure
The Company discloses a certain non-GAAP financial measure to supplement the Company’s consolidated financial statements presented on a GAAP basis. This non-GAAP measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from similar non-GAAP financial measures used by other companies. The non-GAAP financial measure disclosed by the Company is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Management uses Adjusted EBITDA (EBITDA adjusted for stock based-compensation, deferred revenue recognized, and other non-recurring expenses) to understand operational cash usage. The Company believes the non-GAAP financial measure provides useful and supplementary information allowing investors greater transparency to one measure used by management. The non-GAAP financial measure is meant to supplement, and to be viewed in conjunction with, GAAP financial measures. The non-GAAP financial measure is reconciled to the most comparable GAAP financial measure below.

NxStage Medical, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues	$44,008	$36,398	$84,416	$70,133
Cost of revenues	30,246	27,581	58,841	54,261

Gross profit	13,762	8,817	25,575	15,872

Operating expenses:
Selling and marketing	8,565	7,411	16,582	14,642
Research and development	3,202	2,271	6,237	4,673
Distribution	3,632	3,525	7,043	7,209
General and administrative	5,643	4,749	10,581	9,704

Total operating expenses	21,042	17,956	40,443	36,228

Loss from operations	(7,280)	(9,139)	(14,868)	(20,356)

Other expense:
Interest income	—	14	—	25
Interest expense	(1,148)	(3,337)	(2,256)	(4,372)
Other income (expense), net	330	(14)	213	79

	(818)	(3,337)	(2,043)	(4,268)

Net loss before income taxes	(8,098)	(12,476)	(16,911)	(24,624)

Provision for income taxes	158	39	344	119

Net loss	$(8,256)	$(12,515)	$(17,255)	$(24,743)

Net loss per share, basic and diluted	$(0.17)	$(0.27)	$(0.37)	$(0.53)

Weighted-average shares outstanding, basic and diluted	47,492	46,575	47,228	46,565

NxStage Medical, Inc.
Condensed Consolidated Balance Sheets
(amount in thousands, except share data)
(unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$20,045	$21,720
Accounts receivable, net	14,769	14,238
Inventory	30,889	28,117
Prepaid expenses and other current assets	1,888	1,227

Total current assets	67,591	65,302

Property and equipment, net	8,633	10,336
Field equipment, net	17,340	21,726
Deferred cost of revenues	33,760	27,799
Intangible assets, net	26,810	28,208
Goodwill	42,698	42,698
Other assets	550	909

Total assets	$197,382	$196,978

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,868	$19,827
Accrued expenses	11,695	9,377
Current portion of long-term debt	53	61

Total current liabilities	30,616	29,265

Deferred revenue	47,234	38,490
Long-term debt	39,123	37,854
Other long-term liabilities	1,763	1,923

Total liabilities	118,736	107,532

Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding, as of June 30, 2010 and December 31, 2009	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 48,731,290 shares issued as of June 30, 2010 and 46,795,859 shares issued and outstanding as of December 31, 2009	48	47
Additional paid-in capital	374,320	365,548
Accumulated deficit	(293,969)	(276,714)
Accumulated other comprehensive income	(12)	565
Treasury stock, at cost: 174,757 shares as of June 30, 2010	(1,741)	—

Total stockholders’ equity	78,646	89,446

Total liabilities and stockholders’ equity	$197,382	$196,978

NxStage Medical, Inc.
Cash Flows from Operating Activities
(amounts in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(17,255)	$(24,743)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,077	10,229
Stock-based compensation	6,875	3,877
Other	1,128	1,197
Changes in operating assets and liabilities:
Accounts receivable	(527)	2,494
Inventory	(13,327)	(2,179)
Prepaid expenses and other assets	(404)	700
Accounts payable	(399)	(2,788)
Accrued expenses and other liabilities	3,060	(144)
Deferred revenue	8,745	672

Net cash used in operating activities	$(1,027)	$(10,685)

NxStage Medical, Inc.
Revenues by Segment
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
System One segment
Home	$20,815	$15,205	$39,858	$29,559
Critical Care	6,652	5,241	12,711	9,709

Total System One segment	27,467	20,446	52,569	39,268
In-Center segment	16,541	15,952	31,847	30,865

Total	$44,008	$36,398	$84,416	$70,133

NxStage Medical, Inc.
Non-GAAP Financial Measures
(amounts in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net loss	$(8.3)	$(12.5)	$(17.3)	$(24.7)
Less: Depreciation amortization, interest, and taxes	6.5	8.4	13.4	14.6
Less: Adjusting items*	1.6	0.7	2.4	1.1

Adjusted EBITDA gain (loss)	$(0.2)	$(3.4)	$(1.5)	$(9.0)

*	Adjusting items include stock-based compensation, deferred revenue recognized and other non-recurring expenses

NxStage Medical, Inc.
Non-GAAP Financial Guidance
(amounts in millions)

	Three Months Ended
	September 30, 2010
	High	Low
	Estimate	Estimate
Net loss	$(7.5)	$(8.5)
Less: Depreciation amortization, interest, and taxes	6.5	6.5
Less: Adjusting items*	1.5	2.0

Adjusted EBITDA gain (loss)	$0.5	$—

*	Adjusting items include stock-based compensation, deferred revenue recognized and other non-recurring expenses